UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14 C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934 (Amendment No. ....)

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MAVERICK OIL AND GAS, INC.

(Name of Registrant As Specified In its Charter)

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MAVERICK OIL AND GAS, INC.
16415 Addison Road, Suite 850
Addison, Texas 75001

January 10, 2007

Dear Fellow Stockholder:

       The accompanying information statement is being provided to inform you that our board of directors and the holders of a majority of our outstanding shares of common stock have delivered written consents authorizing an amendment to our articles of incorporation that will increase the number of authorized shares of our common stock from 260 million shares to 335 million shares. The number of authorized shares of our preferred stock will remain the same, at 10 million shares.

       This amendment to our articles of incorporation will become effective on January 30 , 2007, being 20 days from the date the accompanying information statement is being sent to our stockholders.

       This information statement is being provided to you for information purposes only. Your vote is not required to approve the action. This information statement does not relate to an annual or special meeting of stockholders.

       We are not asking you for a proxy and you are requested not to send us a proxy.

Sincerely,

James A. Watt
Chief Executive Officer

THIS INFORMATION STATEMENT IS BEING PROVIDED TO
YOU BY THE BOARD OF DIRECTORS OF THE COMPANY

INFORMATION STATEMENT

MAVERICK OIL AND GAS, INC.
16415 Addison Road, Suite 850
Addison, Texas 75001
(214) 239-4333

January 10, 2007

GENERAL INFORMATION

This information statement is being furnished to you, as a holder of our common stock, to inform you that our board of directors and the holders of a majority of our outstanding shares of common stock have authorized by written consent an amendment to our articles of incorporation (the “Amendment”) that will increase the total number of authorized shares of our common stock from 260 million to 335 million. The number of authorized shares of our preferred stock will remain the same, at 10 million.

Our Board of Directors approved the Amendment at a meeting held on November 10, 2006 and certain of our principal stockholders, who represent a majority of our outstanding shares of common stock, signed written consents approving the Amendment prior to the mailing of this information statement. As a result, the Amendment has been approved and neither a meeting of stockholders nor additional written consents are necessary.

The record date for the determination of stockholders entitled to notice of this action is January 3, 2007 . As of that date there were 103,203,360 shares of common stock outstanding and no shares of our preferred stock were outstanding. Each share of common stock is entitled to one vote per share. This information statement will first be mailed to stockholders on or about January 10 , 2007.

We will bear the expense of preparing and mailing this information statement and all documents that now accompany or may hereafter supplement it. We will reimburse brokers and other persons holding stock in their names or the names of nominees for their expenses incurred in forwarding this information statement to the beneficial owners of such shares.

Our principal executive offices are located at 16415 Addison Road, Suite 850, Addison, TX 75001.

We are not asking you for a proxy and you are requested not to send us a proxy.

OUTSTANDING VOTING SECURITIES

As of the date of the written consent signed by the majority stockholders, the Company had 103,203,360 shares of common stock issued and outstanding. Each share of outstanding common stock is entitled to one vote on matters submitted for stockholder approval.

On or about November 13, 2006, the holders of 52,623,901 shares of common stock (representing 50.9% of the outstanding shares of capital stock of the Company having voting power) executed and delivered to the Company written consents approving the Amendment. Since the Amendment has been approved by stockholders entitled to exercise not less than a majority of the voting power of the Company, no proxies or consents are being solicited in connection with this information statement.

The Nevada General Corporation Law provides that unless the Company’s articles of incorporation or bylaws provide otherwise, stockholders may take action without a meeting and without notice if written consent or consents are signed by stockholders having at least a majority of the voting power of the Company’s outstanding capital stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table indicates how many shares of our common stock were beneficially owned as of January 3, 2007 , by (1) each person known by us to be the owner of more than 5% of our outstanding shares of common stock, (2) our directors, (3) our executive officers, and (4) all our directors and executive officers as a group. In general, “beneficial ownership” includes those shares a director or executive officer has sole or shared power to vote or transfer (whether or not owned directly) and rights to acquire common stock through the exercise of stock options and warrants that are exercisable currently or become exercisable within 60 days. Except as indicated otherwise, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. We based our calculation of the percentage owned of 103,203,360 shares outstanding on January 3, 2007 and 5,225,000 shares which we sold on December 19, 2006 and which were in the process of being issued on January 3, 2007. We added shares that may be acquired by a person within 60 days to the number of other shares that the person owns as well as to the number of shares outstanding. The address of each of the directors and executive officers listed below is c/o Maverick Oil and Gas, Inc., 16415 Addison Road, Suite 850, Addison, Texas 75001.

Name and Address	Number of Shares Beneficially Owned		Percent of Class
James A. Watt	2,000,000	(1)	1.8%
John A. Ruddy	1,442,666	(2)	1.3%
Lance E. Johnson	103,948	(3)	*
David Preng	80,300	(4)	*
Andrej Rucigaj	40,000	(4)	*
Matthew Fitzgerald	40,000	(5)	*
Line Trust Corporation Limited 57/63 Line Wall Road P.O. Box 199 Gibraltar	26,484,500	(6)	23.4%
M.V. Oil and Gas Company Box 751 Providenciales Turks & Caicos	19,000,000	(7)	17.5%
Millenium Global High Yield Fund Limited 64 St. James Street London SW1A 1NF UK	11,250,000	(8)	10.1%
All officers and directors as a group (6 persons)	3,706,914		3.4%

(*) Less than 1%

(1)   Includes 1,000,000 shares which were purchased by Mr. Watt on December 19, 2006 and which were in the process of being issued to him on January 3, 2007 and 1,000,000 shares issuable under investor warrants which are exercisable at an exercise price of $0.20 within 60 days after January 3, 2007. Does not include: (i) 7,500,000 shares issuable upon exercise of stock options at an exercise price of $0.75 per share that we agreed to grant to Mr. Watt under our Stock Incentive Plan during August 2006; and (ii) 1,000,000 shares of restricted stock that we agreed to grant to Mr. Watt under our Stock Incentive Plan during August 2006. Each of these awards will vest in one-fifth annual increments commencing on August 2, 2007.

(2)  Includes 1,170,000 shares. Also includes 246,000 shares issuable under stock options that are currently exercisable at an exercise price of $2.395 per share and 26,666 restricted shares that vest within 60 days after January 3, 2007 . Does not include: (i) 984,000 shares issuable upon exercise of stock options granted during March 2005 with an exercise price of $2.395 per share that are not currently exercisable; and (ii) 53,334 shares of restricted stock, one half of which will vest in February 2008 and one half of which will vest in February 2009 .

(3)  Includes 40,000 shares issuable upon exercise of stock options that are currently execisable at an exercise price of $1.22 per share. Does not include 40,000 shares issuable upon exercise of stock options with an exercise price of $1.22 per share, which vest on August 10, 2007 provided the named director remains on our Board of Directors through such vesting date.

(4)  Includes 40,000 shares issuable upon exercise of stock options that are currently exercisable at an exercise price of $1.02 per share. Does not include 40,000 shares issuable upon exercise of stock options with an exercise price of $1.02 per share, which vest on September 26, 2007 provided the named director remains on our Board of Directors through such vesting date.

(5)  Includes 40,000 shares issuable upon exercise of stock options that are exercisable within 60 days after January 3, 2007 at an exercise price of $1.39 per share. Does not include 40,000 shares issuable upon exercise of stock options with an exercise price of $1.39 per share which vest on

February 3, 2008, provided the named director remains on our Board of Directors through such vesting date.

(6)  Line Trust Corporation Limited (“Line Trust”), The Aktiva Diversified Trust (“Aktiva”), and AltaFin, BV (“AltaFin”) have filed a Schedule 13D (the “Schedule 13D”) as members of a “group” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) with respect to these shares. Aktiva has the beneficial ownership of 21,775,000 of these shares (including 3,775,000 shares issuable upon the exercise of warrants) and AltaFin has the beneficial ownership of 4,734,500 of these shares (including 1,000,000 shares issuable upon the exercise of warrants). Line Trust is the independent sole trustee of Aktiva. Line Trust is also the independent sole trustee of a trust that owns all of the stock of AltaFin and of a trust that directly or indirectly holds all of the shares of AltaFin’s corporate managing director. Line Trust has disclaimed beneficial ownership of these shares, except to the extent of any indirect pecuniary interest therein. The foregoing information is based upon the Schedule 13D. The class of beneficiaries of the trusts described in this note currently includes Darko Horvat and his family members.

(7)  Based upon information provided to us, we have been advised that these shares are beneficially owned indirectly by David Stevenson, c/o KDS Capital, 53 Davies Street, Mayfair, London W1K 5JH, U.K.

(8)  Includes 3,500,000 shares issuable upon exercise of currently exercisable warrants. Millenium Global Investments Limited is the investment manager of Millenium Global High Yield Fund Limited, and as such has shared voting and dispositive power over the securities owned with Joseph Strubel, portfolio manager of Millenium Global High Yield Fund Limited. Other than the investments of Millenium Global High Yield Fund Limited in the Company’s securities, Millenium has not had any material relationship with the Company within the past three years.

The foregoing table does not include additional shares of common stock that may in the future be issuable to each of the two holders of our Secured Convertible Debentures upon conversion of their separate Secured Convertible Debentures and/or exercise of their associated warrants issued to them in conjunction with the Secured Convertible Debentures. The terms of their separate agreements with the Company prohibit each of them from converting their Secured Convertible Debentures and/or exercising their warrants to the extent that conversion and/or exercise would otherwise result in either of them beneficially owning more than 4.99% of our shares. However, since either holder can increase or waive such percentage limitation on more than 60 days notice, it is possible that following such notice, either or both of such holders could beneficially own more than 5% of our shares. Without regard to such percentage limitation, we may in the future be caused to issue up to 95 million shares to one of our holders of Secured Convertible Debentures, and up to 32 million shares to the other holder of our Secured Convertible Debentures.

AMENDMENT TO OUR ARTICLES OF INCORPORATION

General

Our Board of Directors approved the Amendment on November 10, 2006, subject to stockholder approval. On November 13, 2006, stockholders of the Company entitled to vote not less than a majority of the voting power of the Company approved the Amendment. To effect the Amendment, the Company will file a certificate of amendment substantially in the form attached to this information statement as Exhibit A.

Purpose

Our authorized capital stock presently consists of 260 million shares of common stock, $.001 par value per share, and 10 million shares of preferred stock, $.001 par value per share. As of January 3, 2007 , we had 103,206,360 shares of common stock outstanding, and no shares of preferred stock. In addition, we recently sold an additional 5,225,000 shares of our common stock and we have reserved for future issuance up to approximately an additional 148 million shares of common stock to cover the conversion or exercise of outstanding convertible secured debentures, options, and warrants. As a result, we have relatively few shares of common stock available for future issuance. We have agreed to issue to our Chief Executive Officer options to purchase 7.5 million shares of our common stock. Furthermore, we recently issued $6.75 million principal amount of secured convertible debentures and associated warrants which are convertible into or exercisable for an aggregate of 26,437,500 shares of common stock. See “Recent Sale of Secured Convertible Debentures and Associated Warrants” below.

We need to have the authority to issue additional shares of common stock to satisfy our obligations under our recently issued secured convertible debentures and warrants, to reserve shares for issuance under the options we have agreed to grant to our Chief Executive Officer, and to provide the flexibility to obtain the additional capital we will need in the future to pursue our business plan.

Effective Date of the Amendment

The amendment to our articles of incorporation will become effective upon the filing of a certificate of amendment to our articles of incorporation with the Secretary of State of the State of Nevada. The board of directors intends to file the certificate of amendment as soon as practicable upon the passing of 20 calendar days from the later of the date a definitive copy of this information statement is filed with the Securities and Exchange Commission (“SEC”) and the date a definitive copy of this information statement is mailed to stockholders.

Potential Anti-Takeover Effect of the Amendment

The increase in the number of shares of our common stock authorized for issuance could, under certain circumstances, be construed as having an anti-takeover effect. For example, in the event a person seeks to unilaterally effect a change in the composition of our board of directors or contemplates a tender offer or other transaction for the combination of us with another company, it may be possible for us to impede the attempt by issuing additional shares of our common stock, thereby diluting the voting power of the person seeking to acquire control of us, and increasing the potential cost to acquire control of us. The proposed amendment may also have the effect of permitting our current management, including our board of directors, to retain its position indefinitely and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of our business. This includes the possibility that our current management may use the additional shares to resist or frustrate a bid to take control of us at a share price that includes an above-market premium that is favored by a majority of our stockholders that are independent from management. Our board of directors has no present intention to issue common stock for such purposes.

Our board of directors did not propose this amendment to our articles of incorporation in response to any effort known to them to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer or solicitation in opposition to management. In addition, this proposal is not part of any plan by management to recommend a series of similar amendments to our board of directors and our stockholders. Finally, our board of directors does not currently contemplate recommending the adoption of any other amendments to the articles of incorporation or making any other arrangements that could be construed as affecting the ability of third parties to take us over.

If authorized, the additional shares of our common stock may be issued without further action by our stockholders. Under our articles of incorporation, the holders of our common stock do not have preemptive rights with respect to future issuances of our common stock. Thus, should our board of directors elect to issue additional shares of our common stock, our existing stockholders will not have any preferential rights to purchase such shares and such issuance could have a dilutive effect on the voting power and percentage ownership of these stockholders. The issuance of additional shares of our common stock could also have a dilutive effect on our earnings per share, book value per share or voting power of our currently outstanding shares of common stock.

Our articles of incorporation and bylaws do not contain any other provisions having an anti-takeover effect, except that our articles of incorporation authorize the issuance of preferred stock. Although no shares of preferred stock have been issued to date, our board of directors retains the power to issue such shares and to establish their terms. For example, the preferred stock may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of our common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock. If issued, the preferred stock could also render more difficult, or discourage, a merger, tender offer or proxy contest relative to us, and make the removal of incumbent management more difficult. Our board of directors has no present intention to issue preferred stock for such purposes. Our articles of incorporation prohibit cumulative voting with respect to any matters brought to a vote by our stockholders.

Required Vote for the Amendment

Under the Nevada Revised Statutes (the “Nevada Revised Statutes”), an amendment to a corporation’s articles of incorporation requires the affirmative vote of a majority of the outstanding shares entitled to vote thereon.

Action by Written Consent; No Vote Required

Your consent is not required and is not being solicited in connection with the Amendment. Pursuant to Section 78.320 of the Nevada Revised Statutes, unless otherwise provided in a corporation’s articles of incorporation, any action required to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and properly delivered to the corporation. On November 13, 2006, the holders of a majority of the issued and outstanding shares of the common stock acted by written consent and authorized the Amendment. Accordingly, the action by written consent of the holders of a majority of the issued and outstanding shares of our common stock is sufficient, without the consent of any of our other stockholders, to approve and adopt the Amendment.

Notice of Action by Written Consent

Pursuant to Rule 14c-2 of Regulation 14C promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), we are required to distribute an information statement to all of our stockholders from whom consent is not solicited at least 20 calendar days prior to the earliest date on which we may amend our articles of incorporation. This information statement serves as the notice required by Rule 14c-2 of Regulation 14C.

RECENT SALE OF SECURED CONVERTIBLE DEBENTURES
AND ASSOCIATED WARRANTS

On November 16, 2006, we issued $6.75 million principal amount of secured convertible debentures (the “Secured Convertible Debentures”) and associated warrants to purchase 13,500,000 shares of our common stock (the “Warrants”) in a private placement transaction with Castlerigg Master Investments Ltd. and Kings Road Investments Ltd.

Secured Convertible Debentures

On November 16, 2006, we issued our Secured Convertible Debentures in an aggregate principal amount of $6.75 million that are convertible into 8,437,500 shares of our common stock (at an initial conversion price of $0.80 per share), subject to anti-dilution adjustments. The Secured Convertible Debentures bear interest at the rate of 8% per annum, which rate is increased to 15% upon the occurrence of an event of default under the Secured Convertible Debentures. Our obligations under the Secured Convertible Debentures are secured by a security interest in all of our assets.

Conversion

The Secured Convertible Debentures are convertible at the option of the holders into shares of our common stock at an initial conversion price of $0.80 per share, subject to anti-dilution adjustments. The anti-dilution adjustments include a “full ratchet” adjustment which reduces the conversion price to any lower price at which we issue any common stock, or are obligated to issue common stock pursuant to options, warrants, or convertible securities in the future, except for the issuance of certain excluded securities.

We may require the holders to convert the Secured Convertible Debentures after the SEC has declared effective the registration statement required by a Registration Rights Agreement we entered into in connection with the sale of the Secured Convertible Debentures (the “Registration Rights Agreement”) if (1) the Equity Conditions described below are satisfied, (2) the closing sale price of our common stock equals or exceeds 125% of the initial conversion price of the Secured Convertible Debentures for any five consecutive trading days, and (3) we have paid at least $35 million to redeem the secured convertible debentures we issued in January and June of 2006 (the “Prior Debentures”). Any such mandatory conversion can not exceed 25% of the dollar trading volume of our common stock for the 20 trading days before we deliver notice of our election to require the mandatory conversion. If we elect to require such mandatory conversion, we must issue warrants to the holders of the Secured Convertible Debentures at an exercise price of $0.20 per share to purchase the following percentages of the shares of common stock which are being issued upon such mandatory conversion, based upon the following arithmetic averages of the weighted average price of our common stock for the five trading days preceding the date we deliver notice of such mandatory conversion (expressed as a percentage of the conversion price as of such date):

Warrant Coverage	Arithmetic Average
70%	125% - 175%
60%	175% - 225%
50%	225% - 300%
25%	300% +

Repayment of Principal

The principal amount of the Secured Convertible Debentures must be repaid in equal monthly installments commencing on June 1, 2007 (or, if earlier, the first day of the month following the month in which a registration statement filed pursuant to the Registration Rights Agreement is declared effective by the SEC ) and ending on May 16, 2008. Such principal payments may be paid in cash or, at our option if the Equity Conditions described below are satisfied, in shares of our common stock. Any shares of common stock used to pay an installment of principal will be valued at the lower of (1) the then applicable conversion price of the Secured Convertible Debentures and (2) 82.5% of the arithmetic average of the weighted average price of our common stock for the fifteen trading days preceding the installment payment date (but no greater than the arithmetic average of the weighted average price for the first and last three trading days of such fifteen trading day period). The number of shares of common stock which may be issued for the payment of any installment of principal may not exceed 22.5% of the aggregate dollar trading volume over the twenty trading days before the date we deliver notice of our election to pay an installment of principal in shares of our common stock. If we use shares of common stock to pay an installment of principal, we may be required to deliver additional shares of common stock to pay such principal if the arithmetic average of the weighted average price for the nineteen trading days following the installment payment date is less than the price used in determining the number of shares that were delivered on the installment payment date.

The holders of the Secured Convertible Debentures may elect to defer the payment of any installment of principal for a period of up to two years from the date such installment was originally due.

Payment of Interest

Interest on the Secured Convertible Debentures is payable monthly, commencing on June 1, 2007 (or, if earlier, on the first day of the calendar month following the date the registration statement required by the Registration Rights Agreement is declared effective by the SEC ). Interest may, at the option of the Company if the Equity Conditions described below are satisfied, be paid by the issuance of common stock. Any shares of common stock used to pay interest will be valued at 82.5% of the arithmetic average of the weighted average price of the common stock for the five trading days preceding the interest payment date.

Equity Conditions

The Equity Conditions which must be satisfied as of the date of determination include (1) the registration statement registering the shares of common stock to be issued is effective and available for the resale of the securities covered thereby or all such securities are eligible for sale without registration, (2) our common stock is designated for quotation on the OTC Bulletin Board and is not subject to a threat of delisting or suspension, (3) for a period of one year prior to the date of determination, we have timely delivered all shares of common stock upon conversion of the Secured Convertible Debentures and upon exercise of the Warrants, (4) the shares of common stock to be issued may be issued without causing a holder’s beneficial ownership of the common stock to exceed 4.99% of our outstanding common stock and without violating the rules of the OTC Bulletin Board, (5) we have not failed to timely make any payment required to be made under the Secured Convertible Debentures, the Warrants, or related agreements within five business days after the date such payment is due, (6) there is not an event of default, an event that with the passage of time or giving of notice would constitute an event of default, or a public announcement of a fundamental transaction, (7) we have no knowledge of any fact that would cause the registration statement registering the shares of common stock to be issued not to be effective and available for the sale of the securities covered thereby or any shares of common stock issuable upon conversion of the Secured Convertible Debentures or exercise of the Warrants not to be eligible for resale pursuant to Commission Rule 144(k), and (8) we have not materially breached any provision or representation or warranty in the Secured Convertible Debentures, Warrants, and related agreements.

Participation Rights

The holders of the Secured Convertible Debentures are entitled to receive any dividends paid or distributions made to the holders of our common stock on an as if converted basis.

Covenants

The Secured Convertible Debentures contain a variety of covenants on the part of the Company which are typical for transactions of this type, as well as the following covenants:

•   the obligation to use its best efforts to obtain a bona fide offer to purchase its Barnett Shale property by December 31, 2006 and to sell the Barnett Shale Property by February 28, 2007 (see “Sale of Barnett Shale Property” below).

•   the obligation to amend our articles of incorporation to increase the authorized shares of our common stock to the amount that will allow for the issuance of all shares upon conversion of principal and interest due under the Secured Convertible Debentures and exercise of the Warrants.

•   the obligation to reserve out of the Company’s authorized and unissued common stock a number of shares equal to 130% of the number of shares of common stock issuable upon conversion of the Secured Convertible Debentures.

•   the obligation to not incur other Indebtedness (as defined in the Secured Convertible Debentures), except for certain purchase money indebtedness and, if the Company has paid up to $35 million to redeem the Prior Debentures, up to $50 million of indebtedness which is junior to, or pari passu with, the Secured Convertible Debentures.

•   the obligation not to incur, or permit the Company’s subsidiaries to, incur liens, except for certain permitted liens.

•   the obligation to not, and to not permit the Company’s subsidiaries to, (1) pay dividends or make distributions on the Company’s equity securities, (2) redeem equity securities, or (3) pay any Indebtedness (as defined in the Secured Convertible Debentures), except for the payment of interest or principal at its stated maturity.

•   the obligation to not dispose of any equity interests in the Company’s subsidiaries and to not permit its subsidiaries to, dispose of any assets, other than dispositions in the ordinary course of business consistent with past practice, unless the Company or its subsidiary receives consideration at least equal to the fair market value of the assets or equity interests disposed of and at least 85% of the consideration is in the form of cash. The Company must redeem the Secured Convertible Debentures with such proceeds.

Sale of Barnett Shale Property

We are required to use our best efforts to obtain a bona fide offer or offers to sell our Barnett Shale Property by December 31, 2006 and to complete the sale of the Barnett Shale Property by February 28, 2007 for a purchase price equal to its fair market value. If the cash consideration to be received in any such sale is less than $35 million, the consent of the holders of a majority of the outstanding principal amount of the Secured Convertible Debentures is required.

The proceeds from the sale of the Barnett Shale Property must be applied to the redemption of the Prior Debentures having an aggregate principal amount of $30 million and the Secured Convertible Debentures, together with a prepayment premium of 25%.

We have received bona fide offers prior to the date of this information statement which satisfy our obligation with respect to such offers. However, if we have not sold the Barnett Shale Property on or before February 28, 2007 , the holders of the Secured Convertible Debentures have the right to have the outstanding principal amount of the Secured Convertible Debentures redeemed, plus accrued and unpaid interest.

Warrants

One of the purchasers of the Secured Convertible Debentures was issued Warrants which entitle that purchaser to purchase up to an aggregate of 13,500,000 shares of common stock for a period of five years, at an exercise price of $0.20 per share. The other purchaser of the Secured Convertible Debentures was issued no new Warrants, however, it is entitled to purchase an additional 4,500,000 shares of common stock by application of the anti-dilution adjustment provisions of the warrants issued to that purchaser in connection with the sale of the Prior Debentures.

Upon the occurrence of a Fundamental Transaction (as defined in the Warrants) involving a change of control, the holders of the Warrants will have the right, among others, to have the Warrants repurchased for a purchase price in cash equal to the Black Scholes Value (as calculated pursuant to the Warrants ) of the then unexercised portion of the Warrants.

The exercise price of the Warrants and the number of shares issuable upon exercise of the Warrants are subject to anti-dilution adjustments. The anti-dilution adjustments include a “full ratchet” adjustment which reduces the conversion price to any lower price at which the Company issues any common stock, or is obligated to issue common stock pursuant to options, warrants, or convertible securities in the future, except for the issuance of certain excluded securities. Upon adjustment of the exercise price of the Warrants, the number of shares issuable upon exercise of the Warrants will be proportionately increased.

By operation of the anti-dilution features of the warrants issued to the purchasers of the Prior Debentures, the exercise price of approximately 60 million outstanding warrants has been reduced from $0.9376 per share to $0.20 per share.

RECENT SALE OF COMMON STOCK

On December 19, 2006, we sold an aggregate of 5,225,000 investment units in a private placement transaction at a purchase price of $.20 per unit, for total proceeds of $1,045,000. Each investment unit consisted of one share of our common stock (the “Shares”) and a warrant to purchase an additional share of our common stock (the “Common Stock Warrants”). The Common Stock Warrants are exercisable for a period of three years, commencing on the date the Amendment is effective, at an exercise price of $.20 per share, subject to customary anti-dilution adjustments. We have granted incidental registration rights to the investors in the private placement pursuant to which we have agreed to include the resale of the Shares (including the shares of common stock issuable upon exercise of the Common Stock Warrants) in the next registration statement we file with the SEC (excluding our current registration statement).

The Shares and Common Stock Warrants were sold to eight accredited investors, including James A. Watt, our Chief Executive Officer, who purchased 1 million Shares and 1 million Common Stock Warrants for a purchase price of $200,000.

In connection with the transaction, and to insure that our authorized capital was sufficient to complete the placement, Line Trust Corporation Limited, one of our principal shareholders, agreed to surrender for cancellation outstanding warrants to purchase 5,225,000 shares of our common stock that it purchased from us in a private placement transaction completed in early 2005.

DISSENTERS’ RIGHT OF APPRAISAL

Under the Nevada Revised Statutes, our stockholders are not entitled to dissent and obtain payment of the fair value for their shares in connection with the proposed amendment to our articles of incorporation.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Only one information statement is being delivered to multiple stockholders sharing an address, unless we have received contrary instructions from one or more of the stockholders. We will undertake to deliver promptly upon written or oral request a separate copy of the information statement to a stockholder at a shared address to which a single copy of the information statement was delivered. You may take a written or oral request by sending a written notification to our principal executive offices stating your name, your shared address, and the address to which we should direct the additional copy of the information statement or by calling our principal executive offices. If multiple stockholders sharing an address have received one copy of this information statement and would prefer us to mail each stockholder a separate copy of future mailings, you may send notification to or call our principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this information statement and would prefer us to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone call to our principal executive offices.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and in accordance with this act, we file periodic reports, documents and other information with the SEC relating to our business, financial statements and other matters. These reports and other information may be inspected and are available for copying at the offices of the Securities and Exchange Commission, 1 F Street, NE, Washington, DC 20549. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov.

EFFECTIVE DATE OF AMENDMENT

Pursuant to Rule 14c-2 under the Exchange Act, the effective date of the Amendment, if effected, shall not occur until a date at least twenty (20) calendar days after the date on which this information statement has been mailed to stockholders.

INTEREST OF CERTAIN PERSONS

In an employment agreement we entered into with Mr. Watt, our Chief Executive Officer, on August 2, 2006, we agreed to issue options to purchase 7,500,000 shares of our common stock at an exercise price of $0.75 per share. We do not currently have sufficient shares of our authorized common stock available for issuance to him. The Amendment will provide us with a sufficient number of authorized shares for that purpose. In addition, Mr. Watt has recently purchased warrants to purchase 1 million shares of our common stock which become exercisable when the Amendment is effective. See “RECENT SALE OF COMMON STOCK” above.

By Order of the Board of Directors,

James A. Watt
Chief Executive Officer

Exhibit A

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporation

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of Corporation:             Maverick Oil and Gas, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

ARTICLE FOUR has been amended in its entirety to read as follows:

      “ARTICLE FOUR. (CAPITAL STOCK) The corporation shall have authority to issue an aggregate of THREE HUNDRED FORTY FIVE MILLION MILLION (345,000,000) shares of stock, par value ($.001) per share, divided into two (2) classes of stock as follows:

      (A) NON-ASSESSABLE COMMON STOCK: THREE HUNDRED THIRTY FIVE MILLION (335,000,000) shares of Common Stock, par value $.001 per share; and

      (B) PREFERRED STOCK: TEN MILLION (10,000,000) shares of Preferred Stock, par value $.001 per share.

      All capital stock when issued shall be fully paid and non-assessable. No holder of shares of capital stock of the corporation shall be entitled as such to any pre-emptive or preferential rights to subscribe to any unissued stock, or any other securities, which the corporation may now or hereafter be authorized to issue.

      The corporation’s capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.

      The Preferred Stock of the corporation shall be issued by the Board of Directors of the corporation in one or more classes, or one or more series within any class, and such classes or series shall have such voting powers, full or limited, or no voting powers, and such designations, preferences, limitations or restrictions as the Board of Directors of the corporation may determine, from time to time.

      Holders of the corporation’s Common Stock shall not possess cumulative voting rights at any stockholders meetings called for the purpose of electing a Board of Directors or on other matters brought before stockholders meetings, whether they be annual or special.”

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is 51,404,527 shares of common stock.

4. Effective date of filing (optional):

5. Officer Signature:
                             James A. Watt, Chief Executive Officer